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                                                                    Exhibit 99.1

NEWS RELEASE

CONTACT: Charles M. Fleischman
President and Chief Financial Officer
Digene Corporation
(301) 470-6500

FOR IMMEDIATE RELEASE

            DIGENE CORPORATION ANNOUNCES COMPLETION OF $19.5 MILLION
                       PRIVATE PLACEMENT OF COMMON SHARES

BELTSVILLE, Maryland, December 28, 1999 -- Digene Corporation (Nasdaq:DIGE) today announced that it and certain of its stockholders completed a private placement of an aggregate of 1,500,000 shares of its common stock to selected institutional and other accredited investors on December 23, 1999. 900,000 shares were sold by the Company, and 600,000 shares were sold by the selling stockholders. The purchase price per share was $13.00. A resale registration statement relating to these shares was declared effective by the Securities and Exchange Commission on December 23, 1999. Prudential Vector Healthcare Group, a unit of Prudential Securities, served as placement agent for the private placement.

Digene's Chairman and Chief Executive Officer, Evan Jones, stated "We are very pleased that this financing has been successfully completed and that these investors have made a significant investment in our Company. The proceeds from the private placement will enable Digene to further expand our sales and marketing activities, to fund increased research and development, including clinical trials for products using our next generation Hybrid Capture(R) technology, to expand our manufacturing capabilities, and to provide working capital for other general corporate purposes."

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state.

Digene Corporation develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. The Company has developed and are commercializing its patented Hybrid Capture Gene Analysis System and tests in three areas: women's cancers and infectious diseases, blood viruses, and pharmaceutical clinical research. The Company's product portfolio includes DNA tests for the detection of human papillomavirus, or HPV, and other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses.

Statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Digene believes that its expectations are based on reasonable assumptions within the bounds of Digene's knowledge of


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its business and operations, there can be no assurance that actual results will not differ materially from Digene's expectations. Factors that might cause or contribute to such differences are included in Digene's Annual Report on Form 10-K/A under the caption "Additional Considerations."


















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